AMC

FILED
APR 30 2019
STATE TREASURER

REG-C-EA
(08-05)

STATE OF NEW JERSEY
DIVISION OF REVENUE

Mail to: PO Box 308 ...n, NJ 08646

BUSINESS ENTITY AMENDMENT FILING

FEE REQUIRED

Complete the following information and sign in the space provided. Please note that once filed, the information on this page is considered public. Refer to the instructions for delivery/return options, filing fees and field-by-field requirements. Remember to remit the appropriate fee amount for this filing. Use attachments if more space is required for any field, or if you wish to add articles for the public record.

A. Business Name: SB One Bancorp.

Business Entity NJ 10-digit ID number: 0 1 0 0 6 5 2 3 6 7

B. Statutory Authority for Amendment: 14A:9-2(4) & 14A:9-4(3) (See Instructions for List of Statutory Authorities)

C. ARTICLE V OF THE CERTIFICATE of the above referenced business is amended to read as follows. (If more space is necessary, use attachment)
[See attached]

0100652367

D. Other Provisions: (Optional)

E. Date Amendment was Adopted: 4/24/19

F. CERTIFICATION OF CONSENT/VOTING: (If required by one of the following laws cited, certify consent/voting)
N.J.S.A. 14A:9-1 et seq. or N.J.S.A 15A:9-1 et seq., Profit and Non-Profit Corps. Amendment by the Incorporators
☐ Amendment was adopted by unanimous consent of the Incorporators.

N.J.S.A 14A:9-2(4) and 14A:9-4(3), Profit Corps., Amendment by the Shareholders
☒ Amendment was adopted by the Directors and thereafter adopted by the shareholders.
Number of shares outstanding at the time the amendment was adopted 9,475,378, and total number of shares entitled to vote thereon 9,501,741. If applicable, list the designation and number of each class/series of shares entitled to vote:

List votes for and against amendment, and if applicable, show the vote by designation and number of each class/series of shares entitled to vote:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
6,248,425	348,674

** If the amendment provides for the exchange, reclassification, or cancellation of issued shares, attach a statement indicating the manner in which same shall be effected.

N.J.S.A. 15A:9-4, Non-profit Corps., Amendment by Members or Trustees
The corporation has ☐ does not have ☐ members.
If the corporation has members, indicate the number entitled to vote ______, and how voting was accomplished:

☐ At a meeting of the corporation. Indicate the number VOTING FOR ____ and VOTING AGAINST ____. If any class(es) of members may vote as a class, set forth the number of members in each class, the votes for and against by class, and the number present at the meeting:

Class	Number of Members	Voting for Amendment	Voting Against Amendment

☐ Adoption was by unanimous written consent without a meeting.
If the corporation does not have members, indicate the total number of Trustees ____________, and how voting was accomplished:
☐ At a meeting of the corporation. The number of Trustees VOTING FOR __________ and VOTING AGAINST __________.
☐ Adoption was by unanimous written consent without a meeting.

G AGENT/OFFICE CHANGE
New Registered Agent:
Registered Office: (Must be a NJ street address)
Street ______________ City ______________ Zip ______________

H. SIGNATURE(S) FOR THE PUBLIC RECORD *(See Instructions for Information on Signature Requirements)*

Signature [signature] Title Executive Vice President and Chief Financial Officer Date 4/29/19

Signature ______________ Title ______________ Date ______________

The above-signed certifies that the business entity has complied with all applicable NJ statutory filing requirements

ARTICLE V
Capital Stock

(a) The total authorized capital stock of the Corporation shall be 16,000,000 shares, consisting of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, which may be issued in one (1) or more classes or series. The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

(b) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to this Certificate of Incorporation authorizing the issuance of one (1) or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

(1) The distinctive designation of the class or series and the number of shares that will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(2) The dividend rate of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(3) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

(4) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(5) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(6) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(7) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock and/or Common Stock ranking junior to the shares of the class or series;

(8) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(9) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.